Exhibit n.8

OFFICE OF INVESTMENT

U.S. SMALL BUSINESS ADMINISTRATION
409 3rd Street, S.W., Suite 6300
Washington, DC 20416

License No.: 04/04-0307

July 8, 2009

Mr. Joseph B. Alala
CapitalSouth Partners SBIC Fund III, L.P.
1011 East Morehead Street
Suite 150
Charlotte, NC 28204

Dear Mr. Alala:

The U.S. Small Business Administration has approved your company's license application to operate as a Small Business Investment Company (SBIC) under the provisions of Section 301(c) of the Small Business Investment Act of 1958, as amended, effective July 8, 2009.

This approval does not constitute agreement by SBA with any specific elements of the Licensee's financial projections or assumptions. All financing and investing activities of the Licensee and all distributions shall be governed by SBA regulations.

We are pleased to have you in the SBIC program. We hope that this association will be long and rewarding with the resultant benefits to the small business concerns throughout your area of operation.

Sincerely,

Harry Haskins
Acting Associate Administrator for Investment

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